Exhibit 99.1
SUPERIOR ENERGY SERVICES, INC.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
Organization; Member Qualification
     The nominating and corporate governance committee will be appointed by the board of directors and will be composed of at least three directors. The members of the Committee will be appointed by the board of directors and may be removed by the board of directors at its discretion. The Committee’s chairperson will be designated by the board of directors. All Committee members will at all times be independent under the standards required from time to time by the New York Stock Exchange.
Authority and Responsibility
     The primary responsibility of the committee will be to assist the board of directors in identifying qualified individuals to become board members, in determining the composition and compensation of the board of directors and its committees, in monitoring a process to assess board effectiveness and in developing and implementing the Company’s corporate governance guidelines.
     In carrying out its duties, the committee will have the authority and responsibility to:
•	lead the search for individuals qualified to serve as directors, and to recommend to the board of directors a slate of directors to be elected annually by the stockholders (subject to the rights of any third party under the terms of the Company’s certificate of incorporation or any other agreement with the Company).

•	review the committee structure of the board of directors and to recommend to the board for its approval directors to serve as members of each committee. The committee will review and recommend committee slates annually and will recommend additional committee members to fill any vacancies as needed.

•	develop and recommend to the board of directors for its approval a set of corporate governance guidelines. The committee will review the guidelines on an annual basis or more frequently if appropriate, and recommend changes as necessary.

•	develop and recommend to the board of directors for its approval an annual self-evaluation process for the board and its committees.

•	review on an annual basis director compensation and benefits.
Advisors
     The committee will have the authority, to the extent it deems necessary or appropriate, to retain any search firm to assist in identifying director candidates, and to retain outside counsel and any other advisors that the committee may deem appropriate in its sole discretion. The committee will have sole authority to approve related fees and retention charges.
Reporting; Review
     The committee will report its actions and recommendations to the board after each committee meeting and will conduct and present to the board an annual performance evaluation of the committee. The committee will review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.
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